Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S BALANCED PORFOLIO OF CARS, UTILITIES, TRUCKS DELIVERED 27 PERCENT INCREASE IN JANUARY RETAIL SALES

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Ford’s January retail sales climbed 27 percent versus year ago – the largest retail sales increase to begin a year in more than a decade; retail sales were up 35 percent for cars, 22 percent for utilities and 24 percent for trucks

●	Ford’s total January sales (including fleet sales) were 127,317, up 13 percent, including a planned 27 percent decline in sales to daily rental companies

●	Fresh off record-setting years, Fusion, Escape set January sales records

●	2011 Explorer, North American Truck of the Year, is Ford’s fastest-turning vehicle; Explorer retail sales more than triple year-ago levels

●	Ford’s F-Series truck registers 30 percent sales increase

DEARBORN, Mich., Feb. 1, 2011 – Consumer demand for Ford’s full family of cars, utilities and trucks continued to grow in January, as retail sales climbed 27 percent versus a year ago. Retail sales for cars grew 35 percent, 22 percent for utilities and 24 percent for trucks.

Ford’s total sales in January (including sales to fleet customers) were 127,317, up 13 percent.  Total sales comparisons included a planned 27 percent decline in sales to daily rental companies and the discontinuation of the Mercury brand.

“We begin 2011 in a strong position – ready to meet the needs of a wide range of customers with a full portfolio of high-quality, fuel-efficient vehicles,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “We’re off to a great start in 2011 with the largest January retail sales increase in more than a decade.”

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Cars
Fiesta posted January sales of 4,270. In 2010, Fiesta played a key role in helping Ford to achieve its highest retail share in California since 2006. The Los Angeles region continues to be the top-selling region for Ford’s smallest new car.

Focus retail sales increased 41 percent. The Focus and Fiesta combined to boost the company’s small car retail sales to a level almost double a year ago (up 99 percent). The all-new Focus arrives in dealerships this spring.

“Higher gasoline prices are factoring into vehicle purchase decisions,” said Czubay. “Ford Motor Company is leading the way for consumers with the best or among the best fuel economy with every new vehicle we introduce. We also have four vehicles with 40 mpg or higher fuel economy – Fiesta, Focus, Fusion Hybrid and Lincoln MKZ Hybrid – more than any other automaker.”

Fusion – Ford’s popular midsize sedan – set a January sales record of 14,346, up 18 percent.  Fusion retail sales were up 39 percent. In 2010, Fusion set a full year sales record of 219,219 – the first time since 2004 a Ford car has eclipsed the 200,000 milestone.

Ford Mustang retail sales were up 17 percent, and Lincoln MKZ retail sales increased 42 percent. In January, the new MKZ Hybrid accounted for 24 percent of MKZ retail sales – the highest since it was introduced in October.

Utilities
In January, the all-new 2011 Explorer was the fastest-turning Ford vehicle on the showroom floor.  Recently named North American Truck of the Year, the 2011 Explorer offers customers full SUV capability with superior ride and handling, plus class-leading fuel economy. Explorer sales totaled 7,351, up 73 percent. Retail sales were more than triple year-ago levels (up 244 percent).

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Ford Escape set a January record with total sales of 13,973, up 30 percent versus a year ago. In 2010, Escape set a full-year sales record of 191,026.

The redesigned 2011 Ford Edge posted a 36 percent increase in retail sales.

Trucks
Ford F-Series checked in with January sales of 35,806, up 30 percent. In 2010, F-Series sales totaled 528,349, up 28 percent versus 2009. In the commercial fleet market, where Ford’s ‘Built Tough’ reputation is put to the test every day, F-Series outsells its nearest competitor by almost
2-to-1 based on 2010 November calendar-year-to-date registrations. F-Series has been the best-selling truck in America for 34 years in a row and the best-selling vehicle, car or truck, for 29 straight years.

Ford’s Econoline and Transit Connect vans captured more than 60 percent of the commercial van market in 2010. In January, Econoline sales totaled 7,979, up 29 percent versus a year ago.  Transit Connect sales totaled 2,072, up 78 percent.

Ford had six of the top eight vehicles registered to commercial fleet customers in 2010 and an industry-leading 38 percent share of the commercial fleet market, based on November calendar-year-to-date registrations.

“In addition to industry-leading quality and fuel efficiency, our broad range of products offer fleet customers strong resale values,” said Czubay. “Resale value is a key factor in reducing vehicle operating costs, which puts Ford in a strong position as businesses continue to replace or add to their vehicle fleets.”
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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